ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

THIS  INDENTURE  dated  for  reference  the  1st  day  of  October,  2000.
BETWEEN:

GOLDPAINT  INTERNET  SERVICES,  INC.,  a  California  Company
(herein  called the "Assignor")

AND:

VIRTUALSELLERS.COM, INC., a corporation existing under the Canada Business Corporations Act

(herein called the  "Assignee")

WITNESSES  THAT  WHEREAS:

A. By Letter Agreement (the "Asset Purchase Agreement"), dated for reference the August 31, 2000, the Assignor agreed to sell to the Assignee the Assignee's software and internet services development business (the "Business") and, except as expressly excluded therein, all property and assets of the Business including in particular all right, title, benefit and interest which the Assignor is entitled to or possessed of under all contracts, engagements and commitments respecting the Business;

B. The parties wish to enter into this instrument to effect the conveyance to the Assignee of said right, title, benefit and interest of the Vendor under said contracts, engagements and commitments; and

C. Various representations and warranties were made by the Assignor to the Assignee in the Asset Purchase Agreement respecting the said contracts, engagements and commitments;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and the sum of ONE DOLLAR ($1.00) and other good and valuable consideration now paid by the Assignee to the Assignor, the receipt whereof is hereby acknowledged by the Assignor:

1. The Assignor hereby bargains, sells, assigns, transfers and sets over unto the Assignee all right, title, benefit and interest which the Assignor is entitled to or possessed of, in, to or under all contracts, engagements and commitments respecting the Business or the Business Assets including without limitation the Assignor's right, title, benefit and interest in respect of the contracts, engagements and commitments described in the Schedule attached hereto (which

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contracts,  engagements  and  commitments  described in said Schedule are herein called  the "Material Contracts") TO HAVE AND TO HOLD UNTO THE ASSIGNEE FOREVER.

2.     The  Assignor  hereby  represents  and  warrants  to  the  Assignee that:

(a) each of the Material Contracts is in good standing and in full force and effect as of the date hereof;

(b) the Assignor has the right to convey said right, title, benefit and interest in the Material Contracts to the Assignee in the manner herein provided; and

(c) the Assignor has not previously assigned said right, title, benefit and interest, and no other person whomsoever is entitled to any claim or demand in respect of the Material Contracts.

3. Subject to the terms of the Asset Purchase Agreement, the Assignee agrees that the Assignee assumes, and will perform, and discharge all of the obligations and liabilities of the Assignor in respect of the Material Contracts, and agrees to indemnify and save harmless the Assignor from and against all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses (including the full amount of any legal expenses invoiced to the Assignor) made or claimed against or suffered or incurred by the Assignor resulting from or arising out of or in connection with the failure by the Assignee to assume, perform and discharge as aforesaid.

4. The Assignor and the Assignee agree that in respect of any of the Material Contracts which are not assignable by the terms thereof or in respect of which any consent or approval is required, the right, title, benefit and interest of the Assignor therein will be held by the Assignor in trust for the Assignee and will be performed by the Assignee in the name of the Assignor (and, as the case may be, the within assignment will not take effect until such consent or approval is obtained) but the provisions of Clause 3 hereof will apply notwithstanding.

5. The Assignor hereby constitutes and appoints the person from time to time holding the office of President of the Assignee as the true and lawful attorney of the Assignor for and in the name or otherwise on behalf of the Assignor with full power of substitution to do and execute all acts, deeds, matters and things whatsoever necessary or desirable to give effect to the conveyance and assurance to the Assignee of the Material Contracts as herein contemplated, for the performance by the Assignee of the obligations of the Assignor under the Material Contracts, and for the assurance to the Assignee of the full enjoyment of all of the right, title, benefit and interest of the Assignor under the Material Contracts in accordance with the intent and meaning of this Indenture. Said Power of Attorney, being coupled with the Assignee's interest, will not be extinguished by the dissolution of the Assignor or any other reason or revocable by the Assignor.

6. The Assignor agrees that from time to time and at all times hereafter the Assignor will, upon the reasonable request of the Assignee, but at the expense of the Assignee, make, do and execute, or cause to be made, done and executed all such further acts, deeds, matters and things to give effect to the conveyance and assurance unto the Assignee of the Material Contracts as aforesaid, for the performance by the Assignee as aforesaid, and for the assurance to the

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Assignee  of  the full enjoyment as aforesaid, and will make its best efforts to procure  any  consents  and  approvals  required  therefore.

7. This Indenture will be read and construed together with the Asset Purchase Agreement, and the rights and obligations of the parties hereto will be determined in accordance with the covenants, agreements, conditions, representations and warranties made herein and in the Asset Purchase Agreement.

8. All grants, covenants, provisos, agreements, rights, powers, privileges and liabilities contained in this Indenture will be read and held as made by and with, granted to and imposed upon, the respective parties hereto, and their respective successors and assigns.

9. This Indenture may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed these presents as of the day and year first above written.

GOLDPAINT  INTERNET  SERVICES,  INC.

Per: /s/ Mark Stubbins
     Authorized  Signatory

VIRTUALSELLERS.COM,  INC.

Per: /s/ Dennis Sinclair
     Authorized  Signatory


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List of Schedules

Material Contracts